EXHIBIT 10v

Effective as of the close of business on December 31, 2003, Mr. Lee voluntarily resigned as the non-executive Chairman and member of the Board of Directors of Verizon Communications. Mr. Lee will continue to serve as a consultant to Verizon through June 30, 2004, and all other terms of the agreement remain the same.